                                                                   EXHIBIT 10.18

                               SUNTRON CORPORATION

                       MANAGEMENT AND CONSULTING AGREEMENT

                         THAYER-BLUM FUNDING III, L.L.C.

Suntron Corporation
2501 West Grandview Road
Phoenix, Arizona 85023
Attention: James K. Bass
           President and Chief Executive Officer

      RE:   MANAGEMENT AND CONSULTING SERVICES

Gentlemen:

      This letter shall confirm the agreement between Thayer-BLUM Funding III, L.L.C., a Delaware limited liability company (the "Consultant") and Suntron Corporation, a Delaware corporation (the "Company"), pursuant to which the Consultant shall render to the Company certain management and consulting services in connection with corporate development activities and the operation and conduct of the Company's business. The Consultant shall commence providing these services as of the effective date of the Company's proposed mergers with EFTC Corporation and Thayer-BLUM Funding II, L.L.C. (the "Effective Date").

      1. Services. Subject to any limitations imposed by applicable law or regulation, the Consultant shall render to the Company advice and assistance concerning any and all aspects of the operations, strategic and capital planning and financing of the Company and its subsidiaries as needed from time to time, including conducting relations on behalf of the Company with accountants, attorneys, financial advisors and other professionals. The Consultant shall also make periodic reports to the Board of Directors of the Company (the "Board") with respect to the services provided hereunder. Subject to the limitations set forth herein, the Consultant shall use its best efforts to cause its employees and agents to give the Company the benefit of their special knowledge, skill and business expertise to the extent relevant to the Company's business and affairs. In addition, the Consultant shall render advice and expertise in connection with any acquisitions or dispositions undertaken by the Company.

      2. Board Supervision. The activities of the Consultant to be performed under this Agreement shall be subject to the supervision of the Board to the extent required by applicable law or regulation and subject to reasonable written policies not inconsistent with the terms of this Agreement adopted by the Board and delivered to the Consultant from time to time. Where not required by applicable law or regulation, the Consultant shall not require the prior approval of the Board to perform its duties under this Agreement.

      3. Compensation of Consultant.

            (a) Base Compensation. During the term of this Agreement, the Consultant shall receive annually with respect to the management of the business operations of the Company and its subsidiaries a base cash consulting and management fee, payable in advance in equal quarterly installments (the "Base Compensation"). The amount of the annual Base Compensation shall be $750,000. The Company acknowledges that the determination of the amount of the initial Base Compensation payable to the Consultant hereunder is based upon the Company's present business activities. The Base Compensation shall be prorated for any partial calendar quarter during which the Consultant performs services hereunder.

            (b) Additional Incentive Compensation.

                  (i) As additional compensation, the Consultant shall be entitled to a one-time fee (the "Additional Incentive Compensation") with respect to (A) each acquisition of a business operation by the Company or its subsidiaries introduced or negotiated by the Consultant or any of their affiliates, and/or (B) each disposition of a business operation by the Company or its subsidiaries negotiated by the Consultant or any of their affiliates. The Additional Incentive Compensation shall be paid at the closing of the acquisition or disposition of any such business operation. The Additional Incentive Compensation shall be a cash sum equal to the following percentages of the purchase price (which on acquisitions or dispositions of assets shall also include the book value of the assumed liabilities, and on acquisitions or dispositions of stock shall also include liabilities of the acquired entity that are required to be paid with funds provided by the Company or any of its subsidiaries in connection with such acquisition) for the acquisition or disposition:

                  PURCHASE PRICE                   PERCENTAGE
                  --------------                   ----------
                  $1 to $10,000,000                2.50%

                  $10,000,001 to $50,000,000       1.75%

                  $50,000,001 and over             1.00%

By way of illustration, an acquisition or disposition with a purchase price of $60,000,000 would generate Additional Incentive Compensation of $1,050,000 (2.50% of the first $10,000,000, 1.75% of the next $40,000,000 and 1.00% of the remaining $10,000,000. Notwithstanding the foregoing, the Additional Incentive Compensation payable pursuant to this Section 3(b)(i) shall be offset dollar-for-dollar by the amount of advisory fees paid by the Company to an advisory firm in connection with such acquisition or disposition. This Section 3(b)(i) shall not apply to any transaction (a "Sale of the Company") which is
(x) the sale of all, or substantially all, of the Company's consolidated assets in any single transaction or series of related transactions; (y) the sale or issuance, or series of related sales or issuances, of equity securities of the Company in any single transaction or series of related transactions which results in any person or group of affiliated persons (other than affiliates of the Consultant) owning (on a fully diluted basis) more than 50% of the Company's securities having ordinary voting power to elect directors outstanding at the time of such sale or issuance or such series of sales and/or issuances; or (z) any merger or consolidation of the Company with or into another corporation (regardless of which entity is the surviving corporation) if, after giving effect to such merger or consolidation, the holders of the Company's securities having ordinary voting power to elect directors (on a fully diluted basis) immediately prior to the merger or consolidation own securities of the surviving or resulting corporation representing 50% or less of the ordinary voting power to elect directors of the surviving or resulting corporation (on a fully diluted basis). The amount of any fee payable to the Consultant in connection with a Sale of the Company shall be determined pursuant to the provisions of Section 3(b)(iii) below.

            (ii) The Consultant shall also be entitled to a one-time fee (the "Finance Transaction Fee") in connection with each public equity financing consummated by the Company or any of its subsidiaries after the date hereof and negotiated by the Consultant or any of their affiliates. The Finance Transaction Fee shall be paid at the closing of each financing. The Finance Transaction Fee shall be a cash amount equal to 1.00% of the gross proceeds from the Company's first equity financing subsequent to the date hereof. The Finance Transaction Fee shall be a cash amount equal to 0.75% of the gross proceeds from the Company's second equity financing subsequent to the date hereof. The Finance Transaction Fee shall be a cash amount equal to 0.50% of the gross proceeds from the Company's third equity financing subsequent to the date hereof. The Finance Transaction Fee shall be a cash amount equal to 0.25% of the gross proceeds from the Company's fourth equity financing subsequent to the date hereof. This
Section 3(b)(ii) shall be effective subsequent to the fourth public equity offering consummated by the Company.

                  (iii) In the event of any other transaction not in the ordinary course of business, including a Sale of the Company and/or unusual efforts extended or results obtained by the Consultant on behalf or for the benefit of the Company or its subsidiaries, the Board shall in good faith negotiate with the Consultant to determine a fair compensation arrangement to compensate the Consultant for such matters.

      4. Reimbursement of Expenses. The Consultant shall also be entitled to receive (or be reimbursed for) its and its representatives' reasonable out-of-pocket expenses incurred in connection with the services performed hereunder, upon submission of appropriate receipts and documentation in support thereof. All obligations or expenses incurred by the Consultant in the performance of their duties under this Agreement shall be for the account of, on behalf of, and at the expense of the Company. The Consultant shall not be obligated to make any advance to or for the account of the Company or to pay any sums, except out of funds held in accounts maintained by the Company nor shall the Consultant be obligated to incur any liability or obligation for the account of the Company without assurance that the necessary funds for the discharge of such liability or obligation shall be provided.

      5. Independent Contractor. The Consultant shall be an independent contractor, and nothing obtained in this Agreement shall be deemed or construed
(i) to create a partnership or joint venture between the Company and the Consultant, or (ii) to cause the Consultant to be responsible in any way for the debts, liabilities or obligations of the Company or any other party, or (iii) to constitute the Consultant or any of its employees as employees, officers or agents of the Company.

      6. Other Activities of Consultant. The Company acknowledges and agrees that neither the Consultant nor any of the Consultant's employees, officers, directors, affiliates or associates shall be required to devote full time and business efforts to the duties of the Consultant specified in this Agreement, but instead shall devote only so much of such time and efforts as the Consultant reasonably deems necessary. The Company further acknowledges and agrees that the Consultant and its affiliates are engaged in the business of investing in, acquiring and/or managing businesses for the Consultant's own account, for the account of its affiliates and associates and for the account of unaffiliated parties, and understands that the Consultant plans to continue to be engaged in such business (and other business or investment activities) during the term of this Agreement. No aspect or element of such activities shall be deemed to be engaged in for the benefit or the Company or any of the Company's subsidiaries nor to constitute a conflict of interest. Without limiting the generality of the foregoing, the Consultant shall be required to bring only those investment and/or business opportunities to the attention of the Company which the Consultant, in its sole discretion, deems appropriate, and nothing herein shall restrict the Consultant from investing or directly or indirectly engaging in competitive businesses.

      7. Standard of Care. The Consultant (including any person or entity acting for or on behalf of the Consultant) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or for any acts or omissions of any kind (including acts or omissions of the Consultant's or any of its employees or agents), unless and except to the extent that the Company's losses (including expenses, costs and attorneys' fees) are finally and judicially determined to have resulted from the willful misconduct of the Consultant.

      8. Indemnification of Consultant. The Company hereby agrees to indemnify and hold harmless the Consultant and its present and future officers, directors, affiliates, employees and agents ("Indemnified Parties") from and against any and all claims, liabilities, losses and damages (or actions in respect thereof), in any way related to or arising out of the performance by such Indemnified Person of services under this Agreement, and to advance and reimburse each Indemnified Person on a monthly basis for reasonable legal and other expenses incurred by it in connection with or relating to investigating, preparing to defend, or defending any actions, claims or other proceeding (including any investigation or inquiry) arising in any manner out of or in connection with such Indemnified Person's performance or non-performance under this Agreement (whether or not such Indemnified Person is a named party in such proceedings); provided, however, that the Company shall not be responsible under this paragraph for any claims, liabilities, losses, damages, or expenses to the extent that they are finally judicially determined to result from actions taken by such Indemnified Person that constitute willful misconduct.

      9. Term. This Agreement shall remain in effect for a period of 5 years unless terminated earlier in accordance with the provisions of this Agreement; provided, however, that this Agreement shall automatically terminate upon any "Change in Control" (as hereinafter defined). For purposes hereof, the term "Change in Control" means (1) a reorganization, merger or consolidation with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's (or entity's) then outstanding voting securities in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation, (2) a liquidation or dissolution of the Company, or (3) the sale of all or substantially all of the assets of the Company. In addition, if Consultant and its affiliates collectively beneficially own less than 50% of the Company's outstanding common stock, the Company's Board shall have the right, upon the giving of six months prior written notice to Consultant, to terminate this Agreement; provided, however, that during such six-month period the Board shall in good faith negotiate with Consultant with respect to an appropriate modification and/or extension of this Agreement.

      10. Early Termination. The Company or the Consultant may terminate this Agreement in the event of the breach of any of the material terms or provisions of this Agreement by the other party, which breach is not cured within 10 business days after notice of the same is given to the party alleged to be in breach.

      11. No Assignment. Without the consent of the Consultant, the Company shall not assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder. Without the prior written consent of the Company, the Consultant shall not assign, transfer or convey any of its respective rights, duties or interests under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it under this Agreement.

      12. Notices. All notices, demands, consents, approvals and requests given by either party to the other hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the parties at the following addresses.

      If to the Company:            Suntron Corporation
                                    2501 West Grandview Road
                                    Phoenix, Arizona 85023
                                    Attention: James K. Bass

      If to the Consultant:         Thayer-BLUM Funding III, L.L.C.
                                    c/o Thayer Capital Partners
                                    1455 Pennsylvania Avenue, N.W. #350
                                    Washington, D.C. 20004
                                    Attention: Jeffrey W. Goettman

                                    with a copy to:

                                    BLUM Capital Partners
                                    909 Montgomery Street, Suite 400
                                    San Francisco, California 94122
                                    Attention: John C. Walker

      13. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto and their respective successor and assigns any rights or remedies under or by reason of this Agreement.

      14. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to person or circumstances other than those as to which it is held invalid or enforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

      15. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the matters herein contained and any agreement hereafter made shall be ineffective to effect any change or modification, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of this change or modification is sought.

      16. Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the laws of any other state.

      17. Termination of Prior Management Agreements. By execution below, each of TC Management IV, L.L.C. and RCBA GP, L.L.C. agree that, upon the Effective Date, their existing Management and Consulting Agreements with EFTC Corporation ("EFTC") and K*TEC Electronics Holding Corporation (K*TEC) shall be automatically terminated, except for the obligations of EFTC and K*TEC to pay all fees accrued but unpaid through such date, which obligations shall survive.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]

      If the foregoing is acceptable to you, please sign this letter in the space provided below and return it to the undersigned.

                                    Very truly yours,

                                    THAYER-BLUM FUNDING III, L.L.C.

                                    By: /s/ Jeffrey W. Goettman
                                       -----------------------------------------


                                    TC MANAGEMENT IV, L.L.C.

                                    By: /s/ Jeffrey W. Goettman
                                       -----------------------------------------
                                       Jeffrey W. Goettman
                                       an Authorized Representative


                                    RCBA GP, L.L.C.

                                    By: /s/ John C. Walker
                                       -----------------------------------------
                                       John C. Walker
                                       Member

ACCEPTED AND AGREED TO:

SUNTRON CORPORATION


By: /s/ James K. Bass
    ----------------------------------------
Name:  James K. Bass
Title: President and Chief Executive Officer